                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                    CONTACT: Charles D. Christy
                                                  Chief Financial Officer
                                                  (810) 237-4200
                                                  Charlie.Christy@cbcf-net.com
                                         CONTACT: Ryan P. Mathews
                                                  VP Investor Relations
                                                  (810) 257-2489
                                                  Ryan.Mathews@cbcf-net.com
                                         TRADED:  NASDAQ
                                         SYMBOL:  CBCF
APRIL 14, 2003


                          CITIZENS BANKING CORPORATION
                      ANNOUNCES FIRST QUARTER 2003 RESULTS

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $15,058,000 or $0.34 per diluted share for the three months ended March 31, 2003, compared to net income of $24,103,000 or $0.53 per diluted share in the same quarter of 2002 and net income of $21,525,000 or $0.48 per share in the fourth quarter of 2002. The decline in net income for the quarter compared to the first quarter of 2002 and the fourth quarter of 2002 was due primarily to a previously announced, unanticipated credit-related charge-off of $11.5 million. Returns on average assets and average equity during the first quarter were 0.82% and 9.50%, respectively, compared with 1.29% and 13.94% in the first quarter of 2002.

"While we're disappointed by the impact this loan charge-off had on our first quarter earnings, we're confident that the credit approval process and standards that were implemented in November of 2002 will help prevent this type of loss in the future," stated William R. Hartman, chairman, president and CEO. "We made solid progress during the quarter on the implementation of our key restructuring initiatives that will help us increase long term shareholder value and achieve our vision. We remain fully committed to these initiatives," added Hartman.


KEY ACTIONS IN THE QUARTER:

- Credit quality continues to be our highest and most immediate priority. As such we have addressed issues highlighted by the aforementioned loan charge-off. This charge-off was on a single credit in which collateral value was materially overstated (based on falsified borrowing base reports). Citizens has, in addition to its normal credit review procedures, hired outside collateral auditors to conduct field audits on all loans in excess of $5 million and risk selected loans in excess of $1 million that are secured by accounts receivable and inventory. This review, which began in late March, is anticipated to be completed during the second quarter of 2003.

- In an effort to reduce interest rate risk in this low and very competitive rate environment, we standardized our prepayment policies on fixed-rate lending within our business banking unit.

- The new Client Service Group, part of our Wealth Management unit, opened for business in January. The Client Service Group, which is designed to provide a higher level of service for certain Wealth Management clients through improved technology and a dedicated staff of professionals is serving more than 1,200 clients.

- We more closely aligned the compensation and incentive plans within our lines of business to support our vision, corporate profitability and credit quality goals, as opposed to the previous focus on revenue and growth.

BALANCE SHEET

Citizens' total assets at March 31, 2003 were $7.765 billion, an increase of $243 million or 3.2% compared with December 31, 2002 and an increase of $283 million or 3.8% compared with March 31, 2002. Total assets increased as Citizens expanded its investment securities portfolio by $395 million during the quarter to offset the effects of weak loan demand due to the slow economy and the prospect of net interest margin pressure from continued low interest rates. Loans declined $130 million or 2.4% and $310 million or 5.5% compared with December 31, 2002 and March 31, 2002, respectively. The decline in loans from year end 2002 was caused primarily by lower demand for commercial loans in the current sluggish economy, tightening of Citizens' credit standards, and, to a lesser extent, a decline in mortgage loans. Mortgage loans declined $188 million from March 31, 2002 due in part to the prior year securitizations totaling $129 million and the sale of most new mortgage production throughout 2002 and the first quarter of 2003.

Consumer loans declined $25 million compared with December 31, 2002 as growth in home equity loans was more than offset by a decline in indirect and other direct consumer loans. However, compared with March 31, 2002, consumer loans increased $17 million, due primarily to an $89 million or 18.8% increase in home equity loans. "There is a renewed sense of ownership in our branch offices as a result of re-instituting branch managers, and we attribute the growth in our consumer home equity line of credit product directly to this," remarked Wayne G. Schaeffer, executive vice president, consumer banking. Indirect loans declined $18 million or 2.7% and other direct loans declined $54 million or 15.6% from March 31, 2002. The decline in indirect and other direct loans occurred primarily in auto lending as a result of increased competition from captive finance subsidiaries of auto manufacturers and from other indirect lenders.

Total loans are expected to decline slightly for the remainder of 2003 as growth in consumer loans (primarily home equity) is more than offset by declines in commercial and mortgage loans. Commercial loans are anticipated to decline slowly throughout the year due to lower demand and the continued implementation of our credit improvement initiatives. Mortgage loans are also anticipated to decline slowly due to expected prepayments on portfolio loans and sale of current mortgage production into the secondary market.

Deposits declined $125 million from December 31, 2002 due to a seasonal decrease in commercial demand deposit accounts and lower time deposit balances. Deposits declined $49 million from March 31, 2002 as reliance on brokered deposits decreased by $71 million. The deposit mix improved with growth in core interest bearing checking deposits outpacing declines in large denomination and consumer time deposits. Deposits are anticipated to grow at a modest pace for the remainder of 2003 as core deposits continue to grow while brokered and large denomination time deposits remain flat.

NET INTEREST MARGIN AND NET INTEREST INCOME

Net interest margin declined to 4.33% in the first quarter of 2003 compared to 4.49% in the fourth quarter of 2002 and 4.45% in the first quarter of 2002. The decrease in net interest margin is primarily related to the Federal Reserve's action to reduce interest rates in the fourth quarter coupled with Citizens' asset-sensitive interest rate risk position. As a result of the decline in short-term interest rates, the yields on Citizens' loan portfolio, particularly on variable rate commercial and consumer loans, declined more quickly than the cost of deposits and other borrowed funds. Earning asset yields declined 30 basis points to 6.23% in the first quarter of 2003 from 6.53% in the fourth quarter of 2002, while the cost of interest-bearing funds declined only 18 basis points to 2.24% from 2.42%. Additionally, subordinated debt of $125 million issued in the first quarter of 2003 slightly reduced Citizens' net interest margin. The subordinated debt provides liquidity and long-term funding at the holding company level and improves Citizens' capital position.

Net interest income declined $4.7 million to $71.5 million in the first quarter of 2003 compared to $76.2 million in the fourth quarter of 2002 due to the reduction in net interest margin, a decline in average earning assets and the fewer number of days in the first quarter. Net interest income declined $3.5 million from the first quarter of 2002 due to the lower net interest margin and a lower average volume of earning assets. Of the $395 million in growth in investment securities during the first quarter, approximately $228 million of these securities were funded in the latter half of March 2003 with cash flow from loan repayments, runoff of investments and short-term borrowings. The $228 million in purchased securities generated a positive net interest spread of up to 250 basis points. Growth in the investment securities portfolio is expected to provide additional net interest income in future periods as compared to the first quarter of 2003, albeit with a somewhat lower net interest margin, while moving Citizens closer to a more neutral interest rate risk profile.

NONINTEREST INCOME

Noninterest income for the quarter was $23.3 million, a decrease of $1.4 million or 5.8% from the first quarter of 2002. The decrease primarily reflects lower bankcard and trust fees partially offset by higher mortgage banking revenue. Compared to the fourth quarter of 2002, noninterest income decreased $3.4 million or 12.8% principally due to lower mortgage banking revenue, trust, and brokerage and investment fees. A net gain of $677,000 from the sale of four branch properties in the fourth quarter of 2002 also contributed to the decrease.

Bankcard fees, which includes revenue generated from personal and business credit and/or debit cards as well as merchant services, declined $2.0 million, or 73.4%, in the first quarter compared to the same period of 2002. The decline resulted from the sale of the merchant services business in the second quarter of 2002.

Trust fees for the quarter, which were generated from personal, institutional and employee benefit products and services, decreased $0.6 million, or 13.1% compared to the first quarter of 2002. These fees are based primarily on the market value of assets under administration. Trust fees have declined since the first quarter of 2002, principally as a result of the decline in the equity markets. Client retention, net new business acquisition and investment market stability all contribute to assets under administration. Total trust assets under administration were $2.478 billion at March 31, 2003, down $635 million from March 31, 2002, and $76.7 million from December 31, 2002.

Mortgage and other loan income increased $1.1 million or 28.0% in the first quarter of 2003 compared to the same period in 2002 due to higher mortgage banking revenue. Mortgage banking revenue, which includes mortgage loan origination, servicing and sales activity, increased $1.0 million or 29.8% in the first quarter of 2003 compared to the same quarter in 2002. The increase was primarily due to higher gains on the sale of mortgage loans and the related servicing rights. A strong mortgage origination market, spurred by low mortgage interest rates, helped push total mortgage originations to $350 million in the first quarter, up $128 million or 57.8% compared to the first quarter of 2002. The majority of all new mortgage loan originations in both quarters were sold in the secondary market.

Management currently expects a decrease in noninterest income for 2003 as compared to 2002 due primarily to sale of the merchant business in 2002. The gain of $5.4 million recorded in 2002 for this sale, as well as the loss of revenue from the business, is expected to decrease noninterest income by approximately $8.7 million in 2003. Based on the current economic and interest rate environment, the remaining components of noninterest income are anticipated to remain relatively flat on a collective basis in 2003.

NONINTEREST EXPENSE

Noninterest expense for the quarter was $56.6 million compared to $61.2 million for the first quarter of 2002. In general, the 7.5% decrease reflected lower bankcard expense and cost savings from the third quarter 2002 restructuring initiatives, partially offset by higher professional fees and advertising expense. Compared to the fourth quarter of 2002, noninterest expense decreased $0.5 million or 1.0% principally due to the effects of the restructuring initiatives.

Salaries and employee benefits for the quarter decreased $2.1 million or 6.5% compared to the same period in 2002. The decrease reflected lower salary and benefit costs due to the aforementioned restructuring initiatives, partially offset by higher medical expenses. Citizens had 2,415 full time equivalent employees at March 31, 2003, down from 2,735 at March 31, 2002.

Bankcard expense declined $2.0 million or 95.6% in the first quarter of 2003 compared to the same quarter in 2002 due to the previously mentioned sale of Citizens' merchant services business.

Professional services expense increased $0.9 million or 30.8% during the first quarter compared to the first quarter of 2002. The increase was primarily due to the engagement of banking industry consultants to assist in implementing the new business model and to reorganize the consumer, business and wealth management lines of business. As a result of these expenditures, Citizens anticipates future improvement in customer service levels, lower operating expenses, increased revenue generation capacity, improved credit quality and enhanced risk management techniques following the near term expense increases incurred as Citizens implements these changes relating to the new business model.

Equipment expense decreased $0.7 million, or 14.2%, in the first quarter compared to the same period in 2002. Lower equipment depreciation and maintenance costs due to the restructuring and improved pricing from new contracts accounted for most of the decrease.

Other noninterest expense was down $1.0 million, or 9.2%, during the quarter compared to the same quarter of the prior year, reflecting lower postage and delivery, telephone, stationery and supplies and other loan fees offset, in part, by higher advertising costs. The lower postage and delivery, telephone and stationery and supplies expense was primarily the result of having fewer branch locations and staff due to the restructuring and business line reorganization plan. Discretionary advertising costs were up for the quarter due to a new home equity campaign initiated in the first quarter of 2003.

Noninterest expense for 2002 included special and other significant charges of $20.5 million relating to the third quarter restructuring and other key actions previously reported, which are not expected to recur in 2003. In addition, due to anticipated cost savings from the restructuring announced in September 2002 and other ongoing strategic initiatives, management expects the remaining components of noninterest expense on a collective basis to decrease in 2003.

CREDIT QUALITY

Nonperforming assets totaled $93.3 million or 1.2% of assets, at March 31, 2003, representing a decrease of $2.3 million or 2.5% from fourth quarter 2002 levels. The allowance for loan losses increased to $112.4 million or 2.12% of loans, from $109.5 million or 2.02% of loans at December 31, 2002. Net loans charged off during the quarter totaled $16.1 million or 1.20% of average loans (annualized), compared with $11.0 million in the fourth quarter of 2002 and $5.1 million in the first quarter of 2002. One large loan loss comprised $11.5 million of the $16.1 million net charge-offs for the quarter. Another $0.7 million of the net charge-off was due to the discount taken to sell $2.8 million of nonperforming residential mortgage loans. "While a protracted economic slump will impact many of our markets, we believe the approval process and risk management changes we have implemented and continue to implement, will have an increasingly positive impact on our commercial and consumer portfolios as we proceed through 2003," observed John D. Schwab, executive vice president and chief credit officer.

Citizens has chosen to proactively address its recent loan loss experience from collateral value shortfalls by conducting the aforementioned comprehensive field audits. The intent is to avoid further unforeseen losses from collateral issues. A field audit focuses on the value of the collateral to the bank and validates the borrowers' reporting processes. Citizens expects charge-offs for the remainder of the year to trend downward from first quarter 2003 levels.

INITIATIVES

Citizens has identified over 50 specific initiatives which are important to achieving the Company's vision established in mid-2002. The initiatives address improving credit quality, service quality and efficiency, culture, as well as revenue and growth enhancement. These initiatives are significant endeavors requiring cross-functional participation, which will allow Citizens to increase shareholder value.

"We have established a disciplined project management approach and created a project office to manage our progress. In addition to helping us complete these initiatives successfully, this approach will develop change management as one of Citizens' core competencies," remarked Roy A. Eon, executive vice president, operations and technology. "Our staff is our most valuable resource and their efforts to make the vision a reality is a key success factor," Eon continued.

"Additionally, we made imaged checks available to our consumer on-line banking clients in early March. We expect statements with imaged checks to be available to all clients in the third quarter of 2003," remarked Eon.

EARNINGS OUTLOOK

Citizens, like many other companies, has decided to discontinue providing quantitative earnings guidance due to the unknown impact on loan growth, credit quality and net interest margin brought on by the uncertainty in a continued slow economy, current geopolitical unrest and the war and its anticipated aftermath. For the full year, Citizens now expects that earnings will be less than the $2.02 to $2.08 per share previously provided as guidance.

OTHER NEWS

Randall J. Peterson was named president and CEO of F&M Bank-Wisconsin on April 9, 2003. Peterson will head the business banking group for the F&M banks in Wisconsin and Iowa and Citizens Bank-Illinois. As such, he will be responsible for the delivery of all commercial lending and treasury management services for the three banks.

On January 8, 2003, Gary S. Glaza was named regional president of Citizens Bank's northern region. Glaza will lead business banking and will be responsible for the Bay City, Saginaw, Midland, Standish, Alpena, Cadillac, Grayling, Gaylord and Charlevoix markets. Jim VanTiflin, regional president and business banking manager for Citizens' mid-Michigan region and Jack Werner, regional president and business banking manager of Citizens' northern Michigan region, Citizens Bank-Illinois and F&M Bank-Iowa, retired from Citizens Bank on March 17, 2003.

Citizens announced in January that it sold $125 million of 5.75% subordinated notes due 2013. $30 million of the net proceeds of the offering were used to reduce to zero the amount outstanding under Citizens' line of credit with three unaffiliated banks. The remainder of the net proceeds is available for general corporate purposes. The subordinated notes were privately placed to a group of institutional investors.

During the first quarter of 2003, Citizens repurchased a total of 443,400 shares of its stock at an average price of $25.21. Since the stock repurchase program was announced in October 2001, Citizens has repurchased 2,378,000 shares at an average price of $28.39. As of March 31, 2003, 622,000 shares remain to be purchased under the current program.

Citizens Banking Corporation's annual meeting of shareholders will be held on Tuesday, April 15, 2003, at 10:00 a.m. EDT at the Holiday Inn Gateway Centre, Flint, Michigan.

CONFERENCE CALL ANNOUNCEMENT

William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO and John D. Schwab, chief credit officer, will review the quarter's results in a conference call for investors and analysts beginning at 10:00 AM EDT ON WEDNESDAY, APRIL 16, 2003.

To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time:

US/Canada Dial-In Number: (800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID: 9488032 Conference Name: "Citizens Banking Corporation 1st Quarter Earnings"

R.S.V.P. is not required. A playback of the conference call will be available after 2:00pm EDT through April 21, 2003, by dialing US/Canada Dial-In Number:
(800) 642-1687 or International/Local Dial-In Number: (706) 645-9291 conference
ID: 9488032. Also, the call can be accessed via Citizens' web site at www.CitizensOnline.com through the Investor Relations section by clicking on Presentations or directly at http://www.snl.com/Interactive/IR/presentations.asp?IID=100175. This release and other statistical information referenced on the call will be posted on the web site.

CORPORATE PROFILE

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 188 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

SAFE HARBOR STATEMENT

Discussions in this release that are not statements of historical fact (including statements in the "Earnings Outlook" and statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Company's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in the Company's loan and lease portfolios and the resulting credit risk-related losses and expenses, the Company's future lending and collections experience and the potential inadequacy of the Company's loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, the Company's potential failure to maintain or improve loan quality levels and origination volume, the Company's potential inability to continue to attract core deposits, the potential lack of market acceptance of the Company's products and services, adverse changes in the Company's relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, the Company's potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, the Company's success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####

                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

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

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CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                     MARCH 31,    December 31,
(in thousands)                                         2003          2002(1)
--------------------------------------------------------------------------------
ASSETS
      Cash and due from banks                       $   215,693    $   171,864
      Money market investments:
        Federal funds sold                                  ---         69,000
        Interest-bearing deposits with banks              1,059          2,332
                                                    -----------    -----------
          Total money market investments                  1,059         71,332
      Securities available-for-sale:
          Taxable                                     1,419,364      1,021,668
          Tax-exempt                                    433,204        435,613
                                                    -----------    -----------
          Total securities                            1,852,568      1,457,281
      Mortgage loans held for sale                      128,108        160,743
      Loans                                           5,302,603      5,432,561
          Less: Allowance for loan losses              (112,385)      (109,467)
                                                    -----------    -----------
            Net loans                                 5,190,218      5,323,094
      Premises and equipment                            115,017        117,704
      Goodwill                                           54,785         54,785
      Other intangible assets                            19,137         19,862
      Bank owned life insurance                          78,926         78,434
      Other assets                                      109,799         66,935
                                                    -----------    -----------
            TOTAL ASSETS                            $ 7,765,310    $ 7,522,034
                                                    ===========    ===========
LIABILITIES
      Noninterest-bearing deposits                  $   869,728    $   900,674
      Interest-bearing deposits                       4,942,006      5,036,239
                                                    -----------    -----------
            Total deposits                            5,811,734      5,936,913
      Federal funds purchased and securities sold
        under agreements to repurchase                  465,073        223,289
      Other short-term borrowings                         8,380         79,062
      Other liabilities                                  89,188         32,988
      Long-term debt                                    750,561        599,313
                                                    -----------    -----------
            Total liabilities                         7,124,936      6,871,565

SHAREHOLDERS' EQUITY
      Preferred stock - no par value
      Common  stock - no par value                      103,314        112,253
      Retained earnings                                 498,173        495,570
      Other accumulated comprehensive net income         38,887         42,646
                                                    -----------    -----------
            Total shareholders' equity                  640,374        650,469
                                                    -----------    -----------
            TOTAL LIABILITIES AND SHAREHOLDERS'
               EQUITY                               $ 7,765,310    $ 7,522,034
                                                    ===========    ===========

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(1) Certain amounts have been reclassified to conform with current year presentation.


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CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                       Three Months Ended
                                                           March 31,
(in thousands, except per share amounts)                2003      2002(1)
-----------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                          $ 84,504   $100,163
  Interest and dividends on investment securities:
    Taxable                                             14,434     12,369
    Tax-exempt                                           5,184      5,384
  Money market investments                                  87        359
                                                      --------   --------
      Total interest income                            104,209    118,275
                                                      --------   --------
INTEREST EXPENSE
  Deposits                                              25,037     34,570
  Short-term borrowings                                    620        965
  Long-term debt                                         7,046      7,781
                                                      --------   --------
      Total interest expense                            32,703     43,316
                                                      --------   --------
NET INTEREST INCOME                                     71,506     74,959
Provision for loan losses                               18,992      5,250
                                                      --------   --------
      Net interest income after provision for
        loan losses                                     52,514     69,709
                                                      --------   --------
NONINTEREST INCOME
  Service charges on deposit accounts                    6,590      6,632
  Trust fees                                             4,220      4,858
  Mortgage and other loan income                         5,154      4,025
  Brokerage and investment fees                          1,768      2,050
  Bankcard fees                                            735      2,758
  Investment securities gains                               48          2
  Other                                                  4,772      4,401
                                                      --------   --------
      Total noninterest income                          23,287     24,726
                                                      --------   --------
NONINTEREST EXPENSE
  Salaries and employee benefits                        30,112     32,200
  Equipment                                              4,169      4,858
  Occupancy                                              4,695      4,615
  Professional services                                  3,708      2,835
  Data processing services                               3,316      3,125
  Intangible asset amortization                            725        725
  Bankcard expense                                          91      2,082
  Other                                                  9,765     10,751
                                                      --------   --------
     Total noninterest expense                          56,581     61,191
                                                      --------   --------
INCOME BEFORE INCOME TAXES                              19,220     33,244
Income tax provision                                     4,162      9,141
                                                      --------   --------
NET INCOME                                            $ 15,058   $ 24,103
                                                      ========   ========
NET INCOME PER SHARE:
  Basic                                               $   0.35   $   0.53
  Diluted                                                 0.34       0.53
AVERAGE SHARES OUTSTANDING:
  Basic                                                 43,505     45,062
  Diluted                                               43,748     45,642

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(1) Certain amounts have been reclassified to conform with current year presentation.

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

------------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                1ST QTR 2003  4TH QTR 2002  3RD QTR 2002  2ND QTR 2002  1ST QTR 2002
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income (1)                                               $ 104,209     $ 112,558    $ 115,558     $ 116,993     $ 118,275
Interest expense                                                     32,703        36,326       40,376        41,584        43,316
Net interest income                                                  71,506        76,232       75,182        75,409        74,959
Provision for loan losses                                            18,992        16,300       89,250         9,400         5,250
Net interest income (loss) after provision for loan losses           52,514        59,932      (14,068)       66,009        69,709
Noninterest income before securities gains (1)                       23,239        26,689       19,689        28,238        24,724
Investment securities gains                                              48            12           45         2,377             2
Noninterest expense before special charge (1)                        56,681        57,531       65,738        61,521        61,191
Special charge                                                         (100)         (405)      13,807           ---           ---
Income tax provision (benefit)                                        4,162         7,982      (27,950)        9,764         9,141
Net income (loss)                                                    15,058        21,525      (45,929)       25,339        24,103

------------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                                      $   7,765     $   7,522    $   7,614     $   7,547     $   7,482
Total earning assets                                                  7,285         7,122        7,149         7,160         7,102
Total loans                                                           5,303         5,433        5,524         5,567         5,613
Total deposits                                                        5,812         5,937        5,904         5,866         5,861
Total shareholders' equity                                              640           650          668           715           700

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                                      $   7,454     $   7,564    $   7,616     $   7,533     $   7,565
Total earning assets                                                  7,043         7,141        7,194         7,150         7,157
Total loans                                                           5,343         5,470        5,577         5,536         5,623
Total deposits                                                        5,853         5,922        5,951         5,900         5,924
Total shareholders' equity                                              643           654          711           702           701
Shareholders' equity / assets                                          8.63 %        8.65 %       9.34 %        9.32 %        9.27 %

------------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                  $  84,107     $  86,717    $  98,732     $  77,624     $  67,998
Loans 90 or more days past due and still accruing                       990           860        1,260         1,207         3,176
Restructured loans                                                      ---           ---          ---           336           336
                                                                  ---------     ---------    ---------     ---------     ---------
      Total nonperforming loans                                      85,097        87,577       99,992        79,167        71,510
Other repossessed assets acquired (ORAA)                              8,226         8,094        8,025         8,621         8,600
                                                                  ---------     ---------    ---------     ---------     ---------
      Total nonperforming assets                                  $  93,323     $  95,671    $ 108,017     $  87,788     $  80,110
                                                                  =========     =========    =========     =========     =========

Allowance for loan losses                                         $ 112,385     $ 109,467    $ 104,158     $  80,447     $  80,425
Allowance for loan losses ratio                                        2.12 %        2.02 %       1.89 %        1.45 %        1.43 %
Allowance for loan losses as a percent of nonperforming assets       120.43        114.42        96.43         91.64        100.39
Allowance for loan losses as a percent of nonperforming loans        132.07        125.00       104.17        101.62        112.47
Nonperforming assets as a percent of loans plus ORAA                   1.76          1.76         1.95          1.57          1.43
Nonperforming assets as a percent of total assets                      1.20          1.27         1.42          1.16          1.07
Net loans charged off as a percent of average loans (annualized)       1.20          0.80         4.70          0.68          0.37
Net loans charged off (000)                                       $  16,074     $  10,991    $  65,539     $   9,378     $   5,124

------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                       $    0.35     $    0.49    $   (1.03)    $    0.57     $    0.53
      Diluted                                                          0.34          0.48        (1.03)         0.56          0.53
Dividends                                                             0.285         0.285        0.285         0.285         0.275
Market Value:
      High                                                        $   26.05     $   26.46    $   29.43     $   33.88     $   33.20
      Low                                                             23.58         21.25        23.35         27.82         30.67
      Close                                                           23.62         24.78        24.17         28.98         32.47
Book value                                                            14.79         14.88        14.97         16.02         15.55
Shares outstanding, end of period (000)                              43,299        43,702       44,631        44,624        45,028

------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                              4.33 %        4.49 %       4.40 %        4.45 %        4.45 %
Return on average assets                                               0.82          1.13        (2.39)         1.35          1.29
Return on average shareholders' equity                                 9.50         13.06       (25.63)        14.48         13.94
Efficiency ratio (2)                                                  57.71         54.00        58.64         60.40         59.22
------------------------------------------------------------------------------------------------------------------------------------


(1) Third quarter amounts for 2002 include other charges as follows: $701,000 in interest income, $1,587,000 in noninterest income, and $7,068,000 in noninterest expense.
(2) Excludes nonrecurring gains, special and other charges.

-----------------------------------------------------------------------------------------

FINANCIAL SUMMARY AND COMPARISON
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                             MARCH 31,
                                                        2003          2002    % CHANGE
-----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                       $ 104,209    $ 118,275   (11.9)%
Interest expense                                         32,703       43,316   (24.5)
Net interest income                                      71,506       74,959    (4.6)
Provision for loan losses                                18,992        5,250   261.8
Net interest income after provision for loan losses      52,514       69,709   (24.7)
Noninterest income before securities gains               23,239       24,724    (6.0)
Investment securities gains                                  48            2     ---
Noninterest expense before special charge                56,681       61,191    (7.4)
Special charge                                             (100)         ---     ---
Income tax provision                                      4,162        9,141   (54.5)
Net income                                               15,058       24,103   (37.5)

-----------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                          $   7,765    $   7,482     3.8 %
Total earning assets                                      7,285        7,102     2.6
Total loans                                               5,303        5,613    (5.5)
Total deposits                                            5,812        5,861    (0.8)
Total shareholders' equity                                  640          700    (8.6)

-----------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                          $   7,454    $   7,565    (1.5)%
Total earning assets                                      7,043        7,157    (1.6)
Total loans                                               5,343        5,623    (5.0)
Total deposits                                            5,853        5,924    (1.2)
Total shareholders' equity                                  643          701    (8.3)
Shareholders' equity / assets                              8.63 %       9.27 %  (6.9)

-----------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income:
      Basic                                           $    0.35    $    0.53   (34.0)%
      Diluted                                              0.34         0.53   (35.8)
Dividends                                                 0.285        0.275     3.6

Market Value:
      High                                            $   26.05    $   33.20   (21.5)
      Low                                                 23.58        30.67   (23.1)
      Close                                               23.62        32.47   (27.3)
Book value                                                14.79        15.55    (4.9)
Tangible book value                                       13.08        13.81    (5.3)
Shares outstanding, end of period (000)                  43,299       45,028    (3.8)

-----------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE) (1)                              4.33 %       4.45 %  (2.7)%
Return on average assets                                   0.82         1.29   (36.4)
Return on average shareholders' equity                     9.50        13.94   (31.9)
Net loans charged off as a percent of average loans        1.20         0.37   224.3

-----------------------------------------------------------------------------------------


(1) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $3,476,000 and $3,640,000 for the three months ended March 31, 2003 and 2002, respectively, based on a tax rate of 35%.


----------------------------------------------------------------------------------------------------------
NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                       Quarter Ended
                                                  --------------------------------------------------------
                                                   Mar 31      Dec 31     Sept 30      Jun 30      Mar 31
(in thousands)                                      2003        2002        2002        2002        2002
----------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts               $  6,590    $  6,689    $  6,620    $  6,515    $  6,632
Trust fees                                           4,220       4,696       4,372       5,030       4,858
Mortgage and other loan income                       5,154       7,020       2,928       2,872       4,025
Brokerage and investment fees                        1,768       2,482       2,337       2,633       2,050
Bankcard fees                                          735         783         672       1,929       2,758
Other                                                4,772       5,019       4,347       3,859       4,401
                                                  --------    --------    --------    --------    --------
    Total fees and other income                     23,239      26,689      21,276      22,838      24,724
Investment securities gains (losses)                    48          12          45         (59)          2
                                                  --------    --------    --------    --------    --------
    Total before significant gains and charges      23,287      26,701      21,321      22,779      24,726
                                                  --------    --------    --------    --------    --------
Significant gains (charges):
  Sale of merchant business                            ---         ---         ---       5,400         ---
  Security gains on sale of securitized mortgages      ---         ---         ---       2,436         ---
  Sale (writedown) of equity investment                ---         ---        (662)        ---         ---
  Cash surrender value adjustment                      ---         ---        (650)        ---         ---
  Other charges                                        ---         ---        (275)        ---         ---
                                                  --------    --------    --------    --------    --------
    Total significant items                            ---         ---      (1,587)      7,836         ---
                                                  --------    --------    --------    --------    --------
TOTAL NONINTEREST INCOME                          $ 23,287    $ 26,701    $ 19,734    $ 30,615    $ 24,726
                                                  ========    ========    ========    ========    ========

NONINTEREST EXPENSE:
Salaries and employee benefits                    $ 30,112    $ 30,585    $ 32,218    $ 31,844    $ 32,200
Equipment                                            4,169       4,888       4,761       4,956       4,858
Occupancy                                            4,695       4,349       4,307       4,584       4,615
Professional services                                3,708       5,077       3,524       3,354       2,835
Data processing services                             3,316       3,200       3,066       3,250       3,125
Intangible asset amortization                          725         725         725         724         725
Bankcard expense                                        91          92         134       1,571       2,082
Other                                                9,865       8,615       9,866      11,238      10,751
                                                  --------    --------    --------    --------    --------
    Total before significant charges                56,681      57,531      58,601      61,521      61,191
                                                  --------    --------    --------    --------    --------
Significant charges:
  Special charge                                      (100)       (405)     13,807         ---         ---
  Prepayment penalty on FHLB advances                  ---         ---       3,300         ---         ---
  Contribution to charitable trust                     ---         ---       2,000         ---         ---
  O.R.E. valuation adjustment                          ---         ---         979         ---         ---
  Additional equipment depreciation                    ---         ---         406         ---         ---
  Other charges                                        ---         ---         452         ---         ---
                                                  --------    --------    --------    --------    --------
    Total significant items                           (100)       (405)     20,944         ---         ---
                                                  --------    --------    --------    --------    --------
TOTAL NONINTEREST EXPENSE                         $ 56,581    $ 57,126    $ 79,545    $ 61,521    $ 61,191
                                                  ========    ========    ========    ========    ========

----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES
                                                                                     THREE MONTHS ENDED
                                                       -----------------------------------------------------------------------------
                                                               3/31/2003                 12/31/2002                 3/31/2002
                                                       -----------------------------------------------------------------------------
                                                         AVERAGE       AVERAGE     AVERAGE        AVERAGE     AVERAGE       AVERAGE
(in thousands)                                           BALANCE       RATE (1)    BALANCE        RATE (1)    BALANCE       RATE (1)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                             $    31,069        1.13 %  $    20,977        1.29 % $    86,079       1.67 %
  Investment securities(2):
    Taxable                                              1,061,281        5.44        998,895        5.74       842,657       5.87
    Tax-exempt                                             405,524        7.87        411,981        7.86       419,629       7.89
  Mortgage loans held for sale                             138,275        5.85        175,952        6.56       147,181       7.37
  Loans:
    Commercial                                           3,256,707        5.84      3,307,039        6.08     3,340,999       6.56
    Real estate mortgage                                   587,692        6.34        636,805        6.77       807,369       7.07
    Direct consumer                                        857,422        6.92        855,908        7.35       817,145       8.12
    Indirect consumer                                      640,807        7.80        669,897        7.97       657,138       8.34
                                                       -----------                -----------               -----------
      Total earning assets                               6,978,777        6.23      7,077,454        6.53     7,118,197       6.92

NONEARNING ASSETS
  Cash and due from banks                                  171,491                    181,858                   187,363
  Investment security fair value adjustment                 64,090                     64,028                    39,004
  Other nonearning assets                                  354,558                    347,451                   301,076
  Allowance for loan losses                               (114,692)                  (106,720)                  (80,933)
                                                       -----------                -----------               -----------
      Total assets                                     $ 7,454,224                $ 7,564,071               $ 7,564,707
                                                       ===========                ===========               ===========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                            $ 1,314,615        1.14    $ 1,253,900        1.46   $ 1,068,838       1.57
    Savings                                              1,369,434        0.86      1,360,296        0.99     1,368,753       1.19
    Time                                                 2,316,693        3.22      2,422,243        3.39     2,631,974       4.07
  Short-term borrowings                                    214,786        1.17        309,203        1.48       232,045       1.69
  Long-term debt                                           690,122        4.13        610,717        4.21       628,399       5.02
                                                       -----------                -----------               -----------
      Total interest-bearing liabilities                 5,905,650        2.24      5,956,359        2.42     5,930,009       2.96

NONINTEREST-BEARING LIABILITIES AND
SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                               851,929                    885,903                   854,106
  Other liabilities                                         53,284                     67,674                    79,994
  Shareholders' equity                                     643,361                    654,135                   700,598
                                                       -----------                -----------               -----------
     Total liabilities and shareholders' equity        $ 7,454,224                $ 7,564,071               $ 7,564,707
                                                       ===========                ===========               ===========

INTEREST SPREAD                                                           3.99%                      4.11%                    3.96%

Contribution of noninterest bearing sources of funds                      0.34                       0.38                     0.49
                                                                       -------                     ------                   ------
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                        4.33%                      4.49%                    4.45%

====================================================================================================================================

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.


--------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                        Quarter Ended
                                                   -----------------------------------------------------
                                                     Mar 31     Dec 31     Sept 30    Jun 30     Mar 31
(in thousands)                                        2003       2002       2002       2002       2002
--------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                     $ 49,275     50,231     48,374     34,541     28,679
     Commercial real estate                           20,433     19,301     28,488     20,722     16,802
     Small business                                    1,459        813        588      1,392      1,417
                                                    --------   --------   --------   --------   --------
       Total commercial                               71,167     70,345     77,450     56,655     46,898
Consumer:
     Direct                                            3,416      3,704      3,512      3,726      4,366
     Indirect                                          1,646      1,803      1,657      1,581      1,686
Mortgage                                               7,878     10,865     16,113     15,662     15,048
Loans 90 days or more past due and still accruing        990        860      1,260      1,207      3,176
Restructured loans                                       ---        ---        ---        336        336
                                                    --------   --------   --------   --------   --------
     Total Nonperforming Loans                        85,097     87,577     99,992     79,167     71,510
Other Repossessed Assets Acquired                      8,226      8,094      8,025      8,621      8,600
                                                    --------   --------   --------   --------   --------
     Total Nonperforming Assets                     $ 93,323   $ 95,671   $108,017   $ 87,788   $ 80,110
                                                    ========   ========   ========   ========   ========

--------------------------------------------------------------------------------------------------------
(1) Changes in commercial nonperforming assets for the quarter (in millions):

                                       Inflows      $   22.7    $  27.6   $   51.1   $   20.3   $   15.5
                                      Outflows         (21.9)     (34.7)     (30.3)     (10.6)     (12.2)
                                                    --------    -------   --------   --------   --------
                                     Net change     $    0.8    $  (7.1)  $   20.8   $    9.7   $    3.3
                                                    ========    =======   ========   ========   ========


--------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                      Quarter Ended
                                                    ----------------------------------------------------
                                                     Mar 31     Dec 31     Sept 30    Jun 30     Mar 31
(in thousands)                                        2003       2002       2002       2002       2002
--------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period     $109,467   $104,158   $ 80,447   $ 80,425   $ 80,299
Provision for loan losses                             18,992     16,300     89,250      9,400      5,250
Charge-offs:
     Commercial                                       14,133     10,058     56,042      7,046      2,646
     Commercial real estate                              955        159      5,452        ---        ---
     Small business                                      264        159      1,596        106        239
                                                    --------   --------   --------   --------   --------
       Total commercial                               15,352     10,376     63,090      7,152      2,885
     Real estate mortgage                                625      1,745        229        ---         53
     Consumer - Direct                                 1,748      1,474      2,478      1,911      1,593
     Consumer - Indirect                               2,511      2,582      2,035      1,900      2,201
                                                    --------   --------   --------   --------   --------
       Total charge-offs                              20,236     16,177     67,832     10,963      6,732
                                                    --------   --------   --------   --------   --------

Recoveries:
     Commercial                                        2,032      3,862      1,004        390        356
     Commercial real estate                              465         45         11        ---        ---
     Small business                                      362         86         50         14         42
                                                    --------   --------   --------   --------   --------
       Total commercial                                2,859      3,993      1,065        404        398
     Real estate mortgage                                  1        ---         11        ---        ---
     Consumer - Direct                                   439        400        463        434        395
     Consumer - Indirect                                 863        793        754        747        815
                                                    --------   --------   --------   --------   --------
       Total recoveries                                4,162      5,186      2,293      1,585      1,608
                                                    --------   --------   --------   --------   --------

Net charge-offs                                       16,074     10,991     65,539      9,378      5,124
                                                    --------   --------   --------   --------   --------

Allowance for loan losses - end of period           $112,385   $109,467   $104,158   $ 80,447   $ 80,425
                                                    ========   ========   ========   ========   ========

--------------------------------------------------------------------------------------------------------


                                                  ------------------------------------------------------
                                                              For the Quarter Ended 03/31/03
                                                  ------------------------------------------------------
                                                                Real     Consumer -  Consumer -
                                                  Commercial    estate     Direct    Indirect    Total
                                                  ------------------------------------------------------
Charge-offs:
     Michigan                                       $ 13,471   $    733   $  1,115   $  2,511   $ 17,830
     Wisconsin                                         1,463       (194)       517        ---      1,786
     Iowa                                                418         86         94        ---        598
     Illinois                                            ---        ---         22        ---         22
                                                    --------   --------   --------   --------   --------
     Total charge-offs                                15,352        625      1,748      2,511     20,236
                                                    --------   --------   --------   --------   --------

Recoveries:
     Michigan                                          1,500        ---        325        859      2,684
     Wisconsin                                         1,208          1         99        ---      1,308
     Iowa                                                 11        ---          7        ---         18
     Illinois                                            140        ---          8          4        152
                                                    --------   --------   --------   --------   --------
     Total recoveries                                  2,859          1        439        863      4,162
                                                    --------   --------   --------   --------   --------

Net charge-offs                                      $12,493   $    624   $  1,309   $  1,648   $ 16,074
                                                    ========   ========   ========   ========   ========

--------------------------------------------------------------------------------------------------------